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                                                                  Exhibit (d)(5)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                             INSURANCE EXCHANGE (IE)

Any undefined terms used in this Rider have the meaning set forth in the policy to which this Rider is attached. This policy is referred to as the Base Policy in this Rider.

1. BENEFIT On or after the first policy anniversary and while this Rider is in effect, you can exchange the Base Policy for a new policy insuring the life of another person (the "Successor Insured") in whom you have an insurable interest. The Successor Insured must be acceptable under our underwriting rules that are in effect at the time of application for the new policy.

     You may want to consult with your tax advisor, prior to exercising the exchange option provided under this Rider.

2. DATE OF EXCHANGE The date this exchange is effective (the "Date of Exchange") will be the Monthly Deduction Day of the Base Policy that is on or next following the date on which we have received all of the following at our Home Office:

          1) The application for the new policy, signed by you and the Successor Insured;

          2) Proof, acceptable to us, of the insurability of the Successor Insured;

          3)   Proof of your insurable interest in the Successor Insured;

          4)   Any loan repayment, as required by Section 6 of this Rider.

     Coverage under the new policy will take effect on the Date of Exchange. The Base Policy will become void after that date. No insurance will be provided under the Base Policy on or after that date. If an assignment is in effect under the Base Policy on the Date of Exchange, we will require that the assignee give a written consent to the exchange before the Date of Exchange.

     If, on the Date of Exchange, the Insured dies at the same time as the Successor Insured, we will administer the policy as if there is no exchange under this rider.

3. NEW POLICY The Base Policy can only be exchanged for a policy that we make available for such an exchange on the Date of Exchange. The new policy will generally be the current edition of the same type of insurance as the Base Policy. However, if we are not offering the same type of insurance policy for such exchanges, another type of insurance will be made available.

     The new policy will have the same provisions and limitations as policies of that edition and type which we are issuing on the Date of Exchange.

     The Base Policy Face Amount of the new policy cannot exceed the lesser of:
     (1) the Initial Base Policy Face Amount of the Base Policy as of the Issue Date plus any increases to date, or (2) the Base Policy Face Amount of this policy on the Date of Exchange.

     Riders may not be made a part of the new policy, unless we agree.

     The Policy Date of the new policy will be the Date of Exchange. The Cost of Insurance charges for the new policy will be based on the Successor Insured's age, gender and class of risk on the Date of Exchange, as well as our Cost of Insurance rate scale in effect at that time.

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                       INSURANCE EXCHANGE (IE) (CONTINUED)

4. CONTESTABLE AND SUICIDE EXCLUSION PERIODS The periods of time described in the Contestable or Suicide Exclusion provisions of the new policy will be measured from the issue date of the new policy. If the contract is rescinded pursuant to the Contestable or Suicide Exclusion provisions of the new policy, the only amounts payable will be any premiums paid for the new policy and any Cash Value of the Base Policy applied under the new policy less any policy loan.

5.   ALTERNATIVE CASH SURRENDER VALUE Any Alternative Cash Surrender Value
     (ACSV) Benefit under the Base Policy will be reflected in the surrender proceeds at the time of the exchange.

     If the new policy does not have an ACSV provision, the ACSV Benefit will not apply. If the new policy does have an ACSV provision, the ACSV Benefit under the Base Policy will be reflected in the new policy, but the ACSV Benefit will begin at zero. The amortization of the ACSV Benefit will be calculated based on the number of months remaining in the 10-year ACSV Period of the Base Policy.


6. UNPAID POLICY LOANS If the Base Policy has an unpaid loan and that loan, including accrued loan interest, exceeds the loan value of the new policy on the Date of Exchange, the part of the loan that exceeds that loan value must be repaid to us before the exchange can take effect. At the time of exchange, the part of any unpaid loan under the Base Policy that is equal to or less than the loan value of the new policy will be charged against the new policy as a loan, as stated in the new policy's provisions for loans.


7.   CASH OR LOAN VALUES This Rider does not have Cash Value or loan value.

8.   RIDER CHARGE There is no charge for this Rider.

9. CONTRACT This Rider is made a part of the Base Policy to which it is attached.

10. CONFORMITY WITH LAW This Rider is subject to all laws that apply. We reserve the right to make changes to this Rider to ensure that this Rider, or the new policy resulting from the exercise of this Rider, qualifies as life insurance under federal tax law.

11.  WHEN RIDER ENDS This Rider ends on the earliest date of the following:

          a)   The date of the death of the Insured.

          b)   The date the Base Policy ends or is surrendered.

          c)   The Date of Exchange.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


/s/ Catherine A. Marrion               /s/ Theodore A. Mathas
          Secretary                          President

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